EXHIBIT 2.2

29 April 2021

SCHÜLKE & MAYR GMBH
as Seller

ASHLAND SPECIALTIES DEUTSCHLAND GMBH
as Purchaser

ASHLAND INDUSTRIES EUROPE GMBH
as Purchaser Guarantor

AMENDMENT AGREEMENT

to the

MASTER ASSET PURCHASE AGREEMENT
regarding the acquisition of the Personal Care Business of Schülke & Mayr GmbH

1. Amendments to the MAPA	1
2. Scope of Amendment	4
3. Relationship to MAPA	4
4. Continuing Effect of MAPA	4
5. Miscellaneous	4

THIS AMENDMENT AGREEMENT is dated 29 April 2021

BY and BETWEEN:

(1) SCHÜLKE & MAYR GMBH, Robert-Koch-Str. 2, 22851 Norderstedt, Germany, registered in the commercial register of the local court of Kiel under number HRB 3821 NO (Seller);

(2) ASHLAND SEPCIALITIES DEUTSCHLAND GMBH (formerly ISP MARL HOLDINGS GMBH), Paul-Thomas-Straße 56-58, 40599 Düsseldorf, Germany, registered in the commercial register of the local court of Gelsenkirchen under number HRB 5716 (Purchaser); and

(3) ASHLAND INDUSTRIES EUROPE GMBH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Switzerland, having its registered seat in Neuhausen am Rheinfall, Switzerland, with registered office at Rheinweg 11, 8200 Schaffhausen, Switzerland, registered at the Commercial Register of the Canton of Schaffhausen under number CHE-112.297.540 (Purchaser Guarantor),

(Seller and Purchaser together, the Parties and each individually, a Party).

PREAMBLE:

(A) On 18 January 2021, the Parties entered into the “MASTER ASSETS PURCHASE agreement regarding the acquisition of the Personal Care business of Schülke & Mayr GmbH” (MAPA). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the MAPA.

(B) Following the execution of the MAPA, the Parties have jointly come to the clarifying understanding that (i) the transactions contemplated by the MAPA require no merger control proceedings in Germany and (ii) certain items were missing in Exhibit 3.2(i).

(C) Therefore, the Parties intend to amend the MAPA pursuant to and in accordance with the terms and conditions of this amendment agreement (Amendment Agreement).

NOW, THEREFORE, the Parties agree as follows:

1. Amendments to the MAPA

1.1 Section 12.1(a)(ii) of the MAPA shall be amended and replaced as follows:

“the applicable merger control clearances for the Transaction under the merger control laws of Brazil and the Ukraine have been obtained or are deemed to be obtained (e.g. due to lapse of an applicable waiting period or due to jurisdiction having been declined by a relevant governmental authority) (together, the Merger Control Clearances); and”

1.2 Exhibit 3.2(i) of the MAPA shall be replaced with the updated version set forth in the Annex.

1.3 Section 11.5 (b) of the MAPA shall be amended and replaced as follows:

“(b) German part of the PC Business

(i) The Parties assume that the sale of the German part of the PC Business by Seller under this Agreement does not constitute the sale of a going concern (Geschäftsveräußerung im Ganzen) under section 1 (1a) UStG and is, therefore, subject to VAT (Umsatzsteuer). The Parties have jointly determined the VAT Amount (as defined below) and shall prepare and submit their respective VAT returns and self-assessments accordingly.

(ii) Purchaser shall pay to Seller, in addition to the Purchase Price allocated to the German part of the PC Business, an amount equal to the VAT (including ancillary charges (steuerliche Nebenleistungen)) which is payable by the Seller on the sale and transfer of the German part of the PC Business (the VAT Amount). Such payment becomes due (fällig) and payable (zahlbar) together with the Purchase Price on the conditions applicable to the Purchase Price. Seller shall provide an invoice to the Purchaser upon payment of the Purchase Price as jointly coordinated between the Parties. The Parties clarify that this Agreement shall not constitute an invoice pursuant to Secs. 14, 14a UStG.

(iii) Purchaser is entitled to settle the VAT Amount by assignment of an input VAT claim of Purchaser in relation to the sale of the German part of the PC Business by Seller under this Agreement (the Input VAT Claim). Seller and Purchaser shall reasonably co-operate in good faith to achieve this assignment, and such assignment will be at Purchaser’s cost. In particular, Seller and Purchaser shall sign a deed of assignment as soon as feasible following the date hereof and Purchaser shall notify its Tax office in compliance with Section 46 para. 2 and 3 AO (Abtretungsanzeige) as soon as feasible hereafter.

(iv) If and to the extent that the Fiscal Authorities competent for the Seller or the Purchaser determine that the Input VAT Claim does not validly exist and that output VAT in relation to the sale of the German part of the PC Business falls due at Seller which therefore cannot be set-off with the Input VAT Claim (including ancillary payments; the Outstanding VAT Balance), Seller shall notify the Purchaser accordingly or vice versa. The same shall apply if Seller or Purchaser reasonably make such determination and therefore reasonably file amended VAT self-assessments reflecting such determination (after prior consultation with the other Party). Purchaser shall pay to the Seller the amount of the Outstanding VAT

Balance no later than (i) ten (10) Business Days after receipt of such notification from Seller (if necessary) and (ii) five (5) Business Days prior to the due date of such Outstanding VAT Balance. If and to the extent not paid when due, such amount shall bear interest at six (6)% p.a.

(v) Purchaser hereby guarantees to the Seller that

(A) it qualifies as entrepreneur within the meaning of section 2 UStG;

(B) it is entitled to fully deduct input VAT derived from the sale of the German part of the PC Business ; and

(C) the Input VAT Claim fully corresponds to the VAT Amount and can be fully set-off against such amount.

Purchaser shall indemnify and hold harmless Seller from and against any loss, damage, costs (including reasonable legal costs), expenses (including, for the avoidance of doubt, Taxes) liabilities and obligations, in each case of any nature whatsoever, resulting from the breach of such guarantees.

(vi) The Parties shall fully co-operate in good faith in relation to the VAT Amount and the Input VAT Claim also as regards other aspects, in particular if and to the extent that the VAT Amount is changed after the date hereof (e.g. in connection with adjustments of the Preliminary Purchase Price pursuant to Sections 11.3, 15.5 (c) and 15.5 (e) or Tax audits) and shall take all reasonably necessary steps (e.g. amendment of invoices or of VAT self-assessments) and make the necessary payments to reflect their joint understanding that VAT shall be fully borne by Purchaser and that, in connection with the proposed assignment of the Input VAT Claim no disadvantages shall arise for Seller compared to an immediate cash payment at Closing.

(vii) The Seller and the Purchaser agree on electronic invoicing (e.g. via email) for the sale of German part of the PC Business.”

1.4 Section 11.5 (c) (iii) of the MAPA shall be deleted.

1.5 Section 18.2(a)(A) of the MAPA shall be amended and replaced as follows:

“any Taxes relating to the PC Business and the period until and including the Closing Date payable by a Purchaser Indemnitee following Closing as a secondary liability for a Tax primarily owed by the Seller or a Local Seller, as the case may be, under section 75 AO or similar statutory provisions under applicable Law, including under Section 281 of the Indian Income Tax Act (1961) (a Secondary Tax Liability);”

1.6 A new Section 20.8 shall be added as follows:

“20.8 UK Sublease

After the Closing, Seller shall cause Schulke & Mayr UK Ltd. to sublease certain space at its premises at 1 Jenkin Road, S9 1AT Sheffield, UK, to Purchaser’s Affiliate, Ashland Specialties UK Ltd., on terms and conditions to be mutually agreed upon by the Parties. The Parties shall immediately after the Closing negotiate in good faith to enter into a written sublease reflecting the sublease of such space.”

2. Scope of Amendment

Except as expressly amended hereby, all of the terms and provisions of the MAPA shall remain in full force and effect.

3. Relationship to MAPA

On and after the date of this Amendment Agreement, each reference in the MAPA to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the MAPA, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the MAPA as amended by this Amendment Agreement. Notwithstanding the foregoing, any reference to “the date of this Agreement” shall mean 18 January 2021.

4. Continuing Effect of MAPA

This Amendment shall not constitute an amendment or waiver of any provision of the MAPA not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of either party hereto that would require an amendment, waiver or consent of such party except as expressly stated herein.

5. Miscellaneous

Sections 22 through 25 of the MAPA shall apply mutatis mutandis to this Amendment Agreement.

Annex

Updated Exhibit 3.2(i)

SIGNED )
for and on behalf of )
SCHÜLKE & MAYR GMBH )

Signature:

Name: Bernhard Christian Last

SIGNED )
for and on behalf of )
ASHLAND SPECIALTIES DEUTSCHLAND GMBH )

Signature:

Name:

Signature:

Name:

SIGNED )
for and on behalf of )
ASHLAND INDUSTRIES
EUROPE GMBH )

Signature:

Name:

Signature:

Name: